Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

June 2011 Performance Update

The Frontier Fund Supplement Dated June 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 Original

T H E  F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 Original	June 30, 2011 MTD	June 30, 2011 YTD	NAV / Unit
Balanced Series-1	-2.73%	-1.13%	$130.46
Balanced Series-1a	-2.86%	-1.69%	$114.39
Berkeley/Graham/Tiverton Series-1	-3.56%	-8.74%	$100.81
Currency Series-1	-0.48%	-5.49%	$74.74
Long/Short Commodity Series-1	-6.04%	5.87%	$140.52
Winton/Graham Series-1	-3.92%	-4.99%	$113.85
Winton Series-1	-3.48%	-2.15%	$132.13
Long Only Commodity Series-1	-3.48%	-0.24%	$93.88
Managed Futures Index Series-1	-5.48%	-11.88%	$103.95

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of June 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$14,370,481.58
Unrealized trading gain/(loss)	(18,261,328.33)
Less: commissions	(311,285.38)
Less: FCM fees	(78,311.51)
Foreign currency gain/(loss)	(248,426.97)
Interest income	52,654.01

Total Income	(4,476,216.60)
EXPENSES
Management fees	147,934.36
Incentive fees	895,041.56
Broker service fees	567,140.10

Total Expenses	1,610,116.02
Net Income (Loss)	$(6,086,332.62)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,722,926.67267	$231,069,611.58	134.11
Current month additions	438.60909	58,358.24
Current month redemptions	(93,152.11147)	(12,364,896.71)
Net Income (loss) for current month		(6,086,332.62)

Net Asset Value, end of current month	1,630,213.17029	$212,676,740.49	130.46

Monthly rate of return			-2.73%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Balanced Series 1

THE FRONTIER FUND BALANCED SERIES—1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$246,262.50
Unrealized trading gain/(loss)	(312,735.96)
Less: commissions	(5,315.03)
Less: FCM fees	(1,337.70)
Foreign currency gain/(loss)	(4,246.11)
Interest income	3,655.57

Total Income	(73,716.73)
EXPENSES
Trading Fee	7,822.40
Management fees	2,527.56
Incentive fees	15,256.88
Broker service fees	9,687.32

Total Expenses	35,294.16
Net Income (Loss)	$(109,010.89)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	33,420.36274	$3,935,341.88	117.75
Current month additions	4.00067	467.10
Current month redemptions	(1,876.68261)	(218,072.65)
Net Income (loss) for current month		(109,010.89)

Net Asset Value, end of current month	31,547.68080	$3,608,725.44	114.39

Monthly rate of return			-2.86%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Balanced Series 1a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,232,356.49)
Unrealized trading gain/(loss)	(78,297.80)
Less: commissions	(38,145.74)
Less: FCM fees	(17,460.71)
Foreign currency gain/(loss)	5,476.93
Interest income	7,019.18

Total Income	(1,353,764.63)
EXPENSES
Management fees	139,640.42
Incentive fees	—
Broker service fees	113,209.64

Total Expenses	252,850.06
Net Income (Loss)	$(1,606,614.69)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	441,060.00308	$46,106,753.41	104.54
Current month additions	55.75866	5,716.05
Current month redemptions	(18,046.72434)	(1,855,646.46)
Net Income (loss) for current month		(1,606,614.69)

Net Asset Value, end of current month	423,069.03740	$42,650,208.31	100.81

Monthly rate of return			-3.56%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Berkeley/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(9,863.25)
Unrealized trading gain/(loss)	1,669.16
Less: FCM fees	(1,978.37)
Interest income	2,384.95

Total Income	(7,787.51)
EXPENSES
Management fees	3,624.26
Incentive fees	—
Broker service fees	12,918.17

Total Expenses	16,542.43
Net Income (Loss)	$(24,329.94)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	67,667.60400	$5,082,427.10	75.11
Current month additions	67.82597	5,142.54
Current month redemptions	(985.95785)	(74,064.03)
Net Income (loss) for current month		(24,329.94)

Net Asset Value, end of current month	66,749.47212	$4,989,175.67	74.74

Monthly rate of return			-0.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$17,401,718.85
Unrealized trading gain/(loss)	(18,332,715.29)
Less: commissions	(9,684.58)
Less: FCM fees	(6,525.39)
Foreign currency gain/(loss)	(1,397.79)
Interest income	29,197.13

Total Income	(919,407.07)
EXPENSES
Management fees	77,203.31
Incentive fees	(23,788.31)
Broker service fees	42,193.50

Total Expenses	95,608.50
Net Income (Loss)	$(1,015,015.57)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	128,513.98810	$19,218,672.75	149.55
Current month additions	48.83859	7,034.72
Current month redemptions	(32,330.28702)	(4,688,299.08)
Net Income (loss) for current month		(1,015,015.57)

Net Asset Value, end of current month	96,232.53967	$13,522,392.82	140.52

Monthly rate of return			-6.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(159,080.38)
Unrealized trading gain/(loss)	(918,816.09)
Less: commissions	(17,642.52)
Less: FCM fees	(12,316.96)
Foreign currency gain/(loss)	3,110.94
Interest income	9,703.65

Total Income	(1,095,041.36)
EXPENSES
Management fees	85,166.30
Incentive fees	(25,680.90)
Broker service fees	79,659.86

Total Expenses	139,145.26
Net Income (Loss)	$(1,234,186.62)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	284,137.05739	$33,666,700.60	118.49
Current month additions	85.89302	9,908.99
Current month redemptions	(23,467.29478)	(2,755,758.73)
Net Income (loss) for current month		(1,234,186.62)

Net Asset Value, end of current month	260,755.65563	$29,686,664.24	113.85

Monthly rate of return			-3.92%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$46,820.60
Unrealized trading gain/(loss)	(1,315,182.50)
Less: commissions	(3,629.10)
Less: FCM fees	(15,382.53)
Foreign currency gain/(loss)	772.31
Interest income	25,382.98

Total Income	(1,261,218.24)
EXPENSES
Management fees	77,171.88
Incentive fees	(50,226.99)
Broker service fees	99,954.37

Total Expenses	126,899.26
Net Income (Loss)	$(1,388,117.50)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	294,424.68836	$40,307,233.54	136.90
Current month additions	148.95349	19,852.69
Current month redemptions	(6,070.35018)	(818,261.81)
Net Income (loss) for current month		(1,388,117.50)

Net Asset Value, end of current month	288,503.29167	$38,120,706.92	132.13

Monthly rate of return			-3.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(72,588.66)
Unrealized trading gain/(loss)	3.21
Less: commissions	—
Less: FCM fees	(809.32)
Foreign currency gain/(loss)	—
Interest income	3,650.87

Total Income	(69,743.90)
EXPENSES
Management fees	2,283.45
Incentive fees	—
Broker service fees	3,512.40

Total Expenses	5,795.85
Net Income (Loss)	$(75,539.75)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	23,054.64846	$2,242,437.98	97.27
Current month additions	1.00973	95.00
Current month redemptions	(2,773.75955)	(262,967.50)
Net Income (loss) for current month		(75,539.75)

Net Asset Value, end of current month	20,281.89864	$1,904,025.73	93.88

Monthly rate of return			-3.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(13,620.22)
Unrealized trading gain/(loss)	(11,162.70)
Less: commissions	(186.09)
Less: FCM fees	(204.49)
Foreign currency gain/(loss)	41.54
Interest income	851.41

Total Income	(24,280.55)
EXPENSES
Management fees	1,039.98
Incentive fees	—
Broker service fees	878.04

Total Expenses	1,918.02
Net Income (Loss)	$(26,198.57)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	6,134.98845	$674,682.11	109.97
Current month additions	—	—
Current month redemptions	(2,521.78162)	(272,894.55)
Net Income (loss) for current month		(26,198.57)

Net Asset Value, end of current month	3,613.20683	$375,588.99	103.95

Monthly rate of return			-5.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Managed Futures Index Series 1